EXHIBIT 99.1

CASMED Reports 2015 Fourth Quarter and Full Year Financial Results

Fourth Quarter U.S. FORE-SIGHT Sales Increase 38% and Include 24% Growth in U.S. Disposable Sensor Sales

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., March 09, 2016 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and 12 months ended December 31, 2015.

As a result of the Company’s divestiture of its vital signs monitoring business during the third quarter of 2015, CASMED has reclassified those results to discontinued operations and all figures provided below refer only to results from continuing operations, unless otherwise indicated.

Net sales from continuing operations increased 12% to $5.8 million and 13% to $21.6 million for the 2015 fourth quarter and full year, respectively, compared with net sales from continuing operations of $5.2 million and $19.2 million for the 2014 fourth quarter and full year, respectively.  Net loss applicable to common stockholders was $0.08 per share and $0.32 per share for the 2015 fourth quarter and full year, respectively, compared with net loss applicable to common stockholders of $0.11 per share and $0.46 per share for the same periods in 2014, respectively.

Highlights for the fourth quarter of 2015 include the following (all comparisons are with the fourth quarter of 2014):

  FORE-SIGHT® worldwide sales increased 33% and represented 74% of total net sales.
  FORE-SIGHT disposable sensor sales increased 27% and represented 60% of total net sales.
  FORE-SIGHT U.S. sales increased 38%, and FORE-SIGHT U.S. disposable sensor sales increased 24%.
  A net 109 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  As of December 31, 2015, net cumulative worldwide shipments of FORE-SIGHT cerebral oximeters increased 29% to 1,708 units, and the domestic installed base of monitors increased 26% to 914 monitors.
  Gross profit margin improved to 51.6% from 46.0%, driven by higher FORE-SIGHT sales.
  As of December 31, 2015, CASMED had cash, cash equivalents, and borrowings available under its line of credit of $9.5 million.

Management Commentary

“We are reporting another strong quarter with domestic FORE-SIGHT sales increasing by 38% over the prior year, including 24% growth in sensor sales,” said Thomas M. Patton, President and Chief Executive Officer of CASMED. “Growth in our high-margin FORE-SIGHT sales resulted in a considerable expansion of gross profit margin.  We also shipped 109 FORE-SIGHT oximetry units during the quarter, bringing our total global cumulative shipments to more than 1,700 units, which positions us for future growth in disposable sales.

"We had a highly productive year with total FORE-SIGHT sales growing 24%.  Operationally, the launch of our FORE-SIGHT ELITE for pediatric and neonatal patients opened a significant new market opportunity, and we upgraded our sales organization, while divesting non-core vital sign assets,” added Mr. Patton.  “As a result, we are positioned for continued strong sales growth in 2016 with our outlook for total FORE-SIGHT sales to increase by more than 20% over 2015, driven primarily by higher domestic sales. We also expect total oximeter shipments in 2016 to exceed 400."

Fourth Quarter Financial Results

The operating loss from continuing operations for the fourth quarter of 2015 was $1.6 million, compared with $1.4 million for the fourth quarter of 2014. Increased sales and gross profit were offset by higher operating expenses primarily driven by increased investment in our U.S. FORE-SIGHT sales organization.

The Company reported net sales from continuing operations of $5.8 million, an increase of 12% over fourth quarter 2014 sales from continuing operations of $5.2 million. FORE-SIGHT oximetry sales were $4.3 million, an increase of $1.1 million, or 33%, compared with the prior-year period.  FORE-SIGHT disposable sensor sales were $3.5 million, an increase of $0.7 million, or 27%, compared with the prior-year period, reflecting both U.S. and international growth.  Sales of legacy products were $1.5 million, a decrease of 21% from the fourth quarter of 2014.

Gross profit margin for the fourth quarter of 2015 increased to 51.6% from 46.0% in the prior-year period, primarily due to product mix favoring FORE-SIGHT. Sales of FORE-SIGHT products represented 74% of net sales from continuing operations for the fourth quarter of 2015, up from 62% of net sales from continuing operations for the prior-year period.  Sales of FORE-SIGHT disposable sensors accounted for 60% of net sales from continuing operations for the fourth quarter of 2015, up from 53% in the prior-year period.

Operating expenses for the fourth quarter of 2015 of $4.6 million increased by $0.8 million over the prior year, primarily due to the Company’s expansion of its U.S. FORE-SIGHT sales team, expenses associated with higher global FORE-SIGHT sales levels, and marketing expenditures.

For the fourth quarter of 2015, the Company recorded a net loss applicable to common stockholders of $2.1 million, or $0.08 per common share, compared with a net loss applicable to common stockholders for the fourth quarter of 2014 of $2.1 million, or $0.11 per common share.

Full Year Financial Results

The operating loss for 2015 was $6.0 million, a decrease of $0.7 million, or 10%, from the operating loss of $6.7 million reported for 2014.

The Company reported 2015 net sales from continuing operations of $21.6 million, an increase of $2.4 million, or 13%, over 2014 net sales from continuing operations of $19.2 million.  FORE-SIGHT oximetry sales were $15.4 million for 2015, an increase of $3.0 million, or 24%, compared with the prior year.  FORE-SIGHT disposable sensor sales were $13.0 million, an increase of $2.6 million, or 25%, compared with the prior year, and included 22% growth in U.S. disposable sensor sales. Sales of legacy products during 2015 were $6.2 million, a decrease of $0.6 million, or 8%, from 2014.

Gross profit margin for 2015 improved to 49.2% from 44.5% for 2014. The improvement was driven by FORE-SIGHT sales, which continue to account for a growing share of the Company’s overall sales, reaching 71% of total net sales from continuing operations in 2015, up from 65% in 2014.

Operating expenses increased $1.4 million, or 9%, to $16.7 million for 2015, compared with $15.3 million for 2014, primarily due to increased FORE-SIGHT-related sales spending, marketing and R&D expenses.

The Company recorded a net loss applicable to common stockholders for 2015 of $8.3 million, or $0.32 per common share, compared with a net loss applicable to common stockholders for 2014 of $8.9 million, or $0.46 per common share.

Cash and cash equivalents were $7.5 million as of December 31, 2015, compared with $4.5 million as of December 31, 2014.  As of December 31, 2015, $2.0 million of borrowings were available under the Company’s line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss fourth quarter 2015 results and answer questions.  Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913
  The live call also will be available at www.casmed.com

A telephone replay will be available from 1:00 p.m. Eastern time on March 9, 2016, through 11:59 p.m. Eastern time on March 24, 2016.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 38955616
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeters provide a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.  For more information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31	December 31,
	2015	2014

Cash and cash equivalents	$7,528,292	$4,494,663
Accounts receivable	3,278,157	2,829,622
Inventories	1,571,972	2,226,979
Other current assets	416,112	556,760
Assets associated with discontinued operations	721,577	1,709,557
Total current assets	13,516,110	11,817,581

Property and equipment	8,839,794	9,229,834
Less accumulated depreciation	(6,600,287)	(7,080,390)
	2,239,507	2,149,444

Intangible and other assets, net	1,279,498	1,469,090
Total assets	$17,035,115	$15,436,115

Accounts payable	$1,472,645	$1,180,409
Accrued expenses	1,833,946	1,755,949
Note payable	82,377	86,941
Note payable - line-of-credit	-	1,000,000
Current portion of long-term debt	2,817,940	1,216,218
Liabilites associated with discontinued operations	186,649	82,583
Total current liabilities	6,393,557	5,322,100

Deferred gain on sale and leaseback of property	226,240	360,877
Long-term debt, less current portion	4,462,060	6,283,782
Other long-term liabilities	300,000	300,000
Total liabilities	11,381,857	12,266,759

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	109,567	78,253
Additional paid-in capital	29,636,087	20,285,008
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(37,928,556)	(31,030,065)
Total stockholders' equity	5,653,258	3,169,356

Total liabilities & stockholders' equity	$17,035,115	$15,436,115

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Net sales	$5,835,181	$5,191,988	$21,639,365	$19,214,763

Cost of sales	2,822,455	2,804,874	10,987,372	10,656,480

Gross profit	3,012,726	2,387,114	10,651,993	8,558,283

Operating expenses:
Research and development	930,259	831,418	3,514,362	3,316,157
Selling, general and administrative	3,698,722	2,989,419	13,163,555	11,956,910
Total operating expenses	4,628,981	3,820,837	16,677,917	15,273,067

Operating loss	(1,616,255)	(1,433,723)	(6,025,924)	(6,714,784)

Interest expense	210,617	220,068	859,372	786,963
Other income	(3,265)	(212)	(4,658)	(18,081)

Loss from continuing operations	(1,823,607)	(1,653,579)	(6,880,638)	(7,483,666)
Income(loss) from discontinued operations, net of income taxes	33,298	(137,464)	(17,853)	(117,872)
Net loss	(1,790,309)	(1,791,043)	(6,898,491)	(7,601,538)
Preferred stock dividend accretion	354,850	331,061	1,383,200	1,290,470
Net loss applicable to common stockholders	$(2,145,159)	$(2,122,104)	$(8,281,691)	$(8,892,008)

Loss per common shares from continuing operations - basic and diluted	$(0.08)	$(0.10)	$(0.32)	$(0.46)

Income (loss) per common share from discontinued operations - basic and diluted	$0.00	$(0.01)	$(0.00)	$(0.01)

Per share basic and diluted net loss applicable to common stockholders	$(0.08)	$(0.11)	$(0.32)	$(0.46)

Weighted-average number of common shares outstanding:
Basic and diluted	26,760,276	19,295,847	25,700,943	19,235,015

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com / jcain@lhai.com
@LHA_IR_PR